Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand Pharmaceuticals Reports Preliminary Third Quarter 2012 Results

Business Update Conference Call Begins at 4:30 p.m. Eastern time today

SAN DIEGO (November 5, 2012) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced preliminary financial results for the three months ended September 30, 2012 and provided a business update. In a separate announcement made today Ligand also announced plans to restate financial statements for 2011 and the first two quarters of 2012. Investors should rely on the forthcoming restated financial statements rather than previously filed financial statements and other financial information. The restatement relates to errors in the calculation of the fair value of the contingent liability related to what Ligand potentially owes Prism Pharmaceuticals (now Baxter International) and CyDex Contingent Value Rights holders out of the total proceeds potentially due from a license agreement with The Medicines Company.

“During the past several months, we saw numerous major events for our late-stage partnered programs and are projecting a strong fourth quarter financially as we finish out 2012,” commented John Higgins, President and Chief Executive Officer. “Our business model is advancing very nicely as we build new sources of significant revenue growth and see continued success with our pipeline and partnered assets. We fully expect to finish the fourth quarter of 2012 being profitable and cash-flow positive from operations, and to enjoy financial growth as we move into 2013 and beyond.”

Preliminary Third Quarter Results

Total revenues from continuing operations for the third quarter of 2012 were $6.4 million, consisting largely of Promacta royalties. Cost of goods sold was $0.7 million for the third quarter of 2012. Operating expenses were in line with expectations, with research and development expenses of $2.6 million and general and administrative expenses of $4.4 million.

Net loss for the third quarter of 2012 was $0.2 million, or ($0.01) per share.

As of September 30, 2012, Ligand had cash, cash equivalents, short-term investments and restricted investments of $8.4 million.

2012 Operating Forecast

For 2012 Ligand expects total revenues to be approximately $30 million to $31 million and combined research and development and general and administrative expenses to be approximately $26 million, including approximately $6 million of non-cash expense items. Previous guidance for 2012 was for revenues to be approximately $30 million and combined research and development and general and administrative expenses to be approximately $25 million. Additionally, Ligand continues to expect its operations to be profitable and cash-flow positive for the year.

Third Quarter and Recent Partner Highlights

•

Ligand announced that it will receive a $2 million milestone payment from Merck, known as MSD outside the United States and Canada, under the terms of a development and license collaboration for the development of dinaciclib. This milestone payment is triggered by Merck’s initiation of a Phase 2b/3 adaptive clinical trial for dinaciclib for the treatment of patients with refractory chronic lymphocytic leukemia.

•

Captisol licensee Onyx Pharmaceuticals announced that Kyprolis™ (carfilzomib) for injection began shipping to wholesale outlets in July. Onyx previously announced receipt of accelerated approval from the U.S. Food and Drug Administration (FDA) for Kyprolis. Kyprolis is formulated with Ligand’s Captisol and is used for the treatment of patients with multiple myeloma who have received at least two prior therapies, including bortezomib and an immunomodulatory agent, and have demonstrated disease progression on or within 60 days of completion of the last therapy.

•

Ligand partner Rib-X presented positive data from its completed Phase 2b study of Captisol-enabled delafloxacin in patients with acute bacterial skin and skin structure infections (ABSSSI), including infections caused by methicillin- and quinolone- resistant Staphylococcus aureus, at the 52nd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September. Rib-X also announced that the FDA designated Captisol-enabled delafloxacin as a Qualified Infections Disease Product for ABSSSI and community-acquired bacterial pneumonia.

•

Ligand entered into a Captisol license and supply agreement with MEI Pharma, Inc. for use with MEI’s two lead isovlavone-based drug compounds. Ligand received an upfront payment and will be eligible to receive milestone payments and low, single-digit royalties on net sales.

•	Ligand presented data on its HepDirect technology program in September at The European Federation for Medicinal Chemistry 22nd International Symposium on Medicinal Chemistry.

•

Captisol licensee Curis Inc. announced that the first patient was dosed in a Phase 1 clinical study of an oral formulation of CUDC-101 in patients with advanced and refractory solid tumors. CUDC-101 is a first-in-class inhibitor of histone deacetylase, epidermal growth factor receptor and epidermal growth factor receptor 2, and is formulated with Ligand’s Captisol.

•	Ligand partner Meridian Laboratories, Inc. announced that they are progressing toward clinical development for Captisol-enabled docetaxel for the treatment of cancer.

•

Ligand entered into an option agreement with an undisclosed partner for the clinical development of an undisclosed novel inhibitor of the fructose-1,6-bisphosphatase (FBPase) enzyme for the treatment of type 2 diabetes.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until December 4, 2012 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode is 401229. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia, and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Eli Lilly & Company, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc. and The Medicines Company, among others. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not be profitable or cash-flow positive before the end of 2012, we may not receive expected revenue from material sales of Captisol, we may not be able to effectively integrate CyDex’s business into our current business, expected royalties on partnered products or from research and development milestones may not be received, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand’s internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2012 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand will realize the expected benefits of the acquisition of CyDex, that Ligand’s 2012 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements may include but are not limited to statements concerning amendments to Ligand’s previously filed Annual or Quarterly Reports, information included in Ligand’s financial statements, and the intended filing date of Ligand’s Quarterly Report on Form 10-Q. The potential risks and uncertainties associated with these forward-looking statements include risks related to Ligand’s internal controls, its compliance with regulations, accounting principles and public disclosure, and other risks and uncertainties described in its public filings with the Securities and Exchange Commission, available at www.sec.gov. Ligand assumes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this report.

[Tables to follow]

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except share data)

Three Months Ended September 30,
2012
Revenues:
Royalties	$3,213
Material sales	1,818
Collaborative research and development and other revenues	1,344

Total revenues	6,375
Operating costs and expenses:
Cost of goods sold	683
Research and development	2,647
General and administrative	4,382
Write-off of in-process research and development	—
Lease exit and termination costs	(15)

Total operating costs and expenses	7,697
Amortization of deferred gain on sale leaseback	—

Loss from operations	(1,322)
Other income (expense), net	1,270
Income tax (expense) benefit	(142)

Income (loss) from continuing operations	(194)

Income from discontinued operations, net of taxes	—

Net income	$(194)

Basic and diluted per share amounts:
Income (loss) from continuing operations	$(0.01)
Discontinued operations	—

Net income	$(0.01)

Weighted average number of common shares	19,917,676